EXHIBIT 22.2:  Minutes - Special Shareholders' Meeting - May 10, 2011


                   MINUTES OF THE SPECIAL SHAREHOLDERS' MEETING
                                      for
                               SIGNAL ADVANCE, INC.


In a special meeting of the shareholders of Signal; Advance, Inc., held on May 10, 2011, at 2:00 pm, the following resolutions were passed:

   1) The Board of Directors has been provided the discretionary authority to effect forward or reverse stock splits.

   2) The Board of Directors has been provided the discretionary authority to change to number of shares the corporation is authorized to issue.

With respect to the first resolution, "The Board of Directors has been provided the discretionary authority to effect forward or reverse stock splits", of the 32,325,603 shares issued and outstanding and, thus, eligible to vote, the number of shares that voted on this resolution was 28,202,218 of which number of shares that voted FOR this amendment was 28,202,218 and the number of shares voted AGAINST this amendment was 0. This vote constituted an affirmative vote of not less than 2/3's of all of the issued and outstanding shares of the Corporation entitled to vote on said amendment.

With respect to the second resolution, "The Board of Directors has been provided the discretionary authority to change the number of shares the corporation is authorized to issue." of the 32,325,603 shares issued and outstanding and, thus, eligible to vote, the number of shares that voted on this resolution was 28,202,218 of which number of shares that voted FOR this amendment was 27,827,218 and the number of shares voted AGAINST this amend-ment was 375,000. This vote constituted an affirmative vote of not less than 2/3's of all of the issued and outstanding shares of the Corporation entitled to vote on said amendment.

I hereby certify that the attached is a true copy of the shareholder resolutions passed in the manner authorized by law at a meeting of the shareholders held on May 10, 2011 and that the shareholder resolutions are in full force and effect.


                                           /s/ Richard C. Seltzer

                                           Richard C. Seltzer, Secretary
                                           Signal Advance, Inc.